EXHIBIT 11

                NATIONAL INSTRUMENTS CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                      Years Ended December 31,
                                                      2002      2001      2000
                                                    --------  --------  --------
Net income..................................        $ 31,405  $ 36,402  $ 55,157
                                                    ========  ========  ========
Basic earnings per share....................        $   0.61  $   0.72  $   1.10
                                                    ========  ========  ========
Weighted average shares outstanding-basic...          51,219    50,910    50,332
                                                    ========  ========  ========
Diluted earnings per share..................        $   0.59  $   0.68  $   1.03
                                                    ========  ========  ========
Weighted average shares outstanding-diluted.          53,411    53,651    53,564
                                                    ========  ========  ========
Calculation of weighted average shares:
    Weighted average common stock
     outstanding-basic......................          51,219    50,910    50,332
    Weighted average common stock options,
     utilizing the treasury stock method....           2,192     2,741     3,232
                                                    --------  --------  --------
Weighted average shares outstanding-diluted.          53,411    53,651    53,564
                                                    ========  ========  ========